SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                  CURRENT REPORT UNDER SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (date of earliest event reported):  November 18, 1998
                        Commission File Number:  0-14096


                             FORELAND CORPORATION

             (Exact Name of Registrant as Specified in its Charter)


                  NEVADA                            87-0422812
      ------------------------------           -------------------
     (State or other jurisdiction of             (IRS Employer
      incorporation or organization)           Identification No.)



      143 UNION BOULEVARD, SUITE 210
            LAKEWOOD, COLORADO                   80228
      ------------------------------           -------------------
     (Address of Principal Executive          (Zip Code)
                 Offices)



              Registrant's Telephone Number, including Area Code:
                               (303) 988-3122




               FORMER ADDRESS:  12596 WEST BAYAUD, SUITE 300
                             LAKEWOOD, CO 80228
      --------------------------------------------------------------------
     (Former name, former address, and formal fiscal year, if changed since last report)

                             ITEM 5.  OTHER EVENTS


Foreland Corporation announced on November 18, 1998, that interim revenue and earnings results of its recently acquired refining and transportation operations. The acquisition of two Nevada refineries and a transportation company closed August 12, 1998, with an effective date of June 1, 1998.

In anticipation of exercising its option to purchase the refining operations, Foreland arranged to increase refinery throughput by approximately 1,000 barrels of oil per day to about 2,300 barrels per day. The combination of increased throughput (primarily from Foreland's equity oil production), decreased overhead and seasonal sales resulted in earnings, before interest, taxes, depreciation, and amortization (EBITDA) of $378,000 on revenues of about $4.6 million from the acquired refinery and transportation operations for the months of June and July 1998, which will be accounted for as a reduction in the purchase price. August and September refinery and transportation division revenues of approximately $4.2 million resulted in refinery and transportation division EBITDA of approximately $456,000.

Foreland projects that post acquisition revenues from its refinery and transportation division will contribute about $9.2 million to Foreland's consolidated revenues for the last five months of 1998 as compared to total company revenues of $2.3 million for all of 1997. Notwithstanding the earnings of the refinery and transportation division, Foreland, which incurs substantial expenses in its exploration activities, expects to continue to report a net loss for 1998 on a consolidated basis.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated:  November 20, 1998

                                         FORELAND CORPORATION



                                         By /s/ N. Thomas Steele, President






























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